EXHIBIT 5.1
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                     [LETTERHEAD OF TAPIA LINARES Y ALFARO]


Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida  33178-2428
U.S.A.



                     RE: REGISTRATION STATEMENT ON FORM S-3
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Dear Sirs:

In connection with the above mentioned Registration Statement on Form S-3 (the "Registration Statement"), filed by Carnival Corporation (the "Company") and Carnival plc with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, which relates to, among other things, the registration of 1,000,000 shares (the "Shares") of common stock, par value $0.01 per share of the Company to be issued pursuant to the Company's Automatic Dividend Reinvestment Plan (the "Reinvestment Plan"), we have been requested to render our opinion as to the legality of the Shares being registered thereunder.

In this connection, we have examined (i) originals, photocopies or conformed copies of the Reinvestment Plan, (ii) the Third Amended and Restated Articles of Incorporation and By-Laws of the Company, each as amended to date, and (iii) records of certain of the Company's corporate proceedings. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis of the opinions hereinafter expressed. In connection with such investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies. We have relied as to matters of fact upon declarations and certificates of officers of the Company.

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Carnival Corporation
June 27, 2003
Page 2
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Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

2. The Shares have been duly and legally authorized for issuance, and such shares, when issued and delivered by the Company on the terms and conditions described in the Reinvestment Plan and paid for in accordance with the terms and provisions of the Reinvestment Plan, will be validly issued, fully paid and non-assessable.

3. The Shares, when issued and delivered by the Company on the terms and conditions described in the Reinvestment Plan and paid for in accordance with the terms and provisions of the Reinvestment Plan, will be paired with one trust share of beneficial interest in the P&O Princess Special Voting Trust, or any successor thereto.


We are members of the Bar of the Republic of Panama. We express no opinion as to matters of law other than the laws of the Republic of Panama.

We hereby consent to all references to our firm in the Registration Statement and in the prospectus therein, and to the filing by the Company of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mario E. Correa

Mario E. Correa

MEC/ocb